Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and Fiscal Year 2011 Results

Fourth quarter operating results highlights include:

Revenues of $61.2 million

Operating cash flow of $8.6 million

GAAP diluted earnings per share from continuing operations of $0.14

Income from continuing operations of $4.3 million

Adjusted EBITDA of $10.1 million

CHELMSFORD, Mass. – August 2, 2011 – Mercury Computer Systems, Inc. (NASDAQ: MRCY), a trusted provider of commercially developed ISR subsystems, reported operating results for its fourth quarter and fiscal year 2011 ended June 30, 2011. All results are presented and compared on a continuing operations basis.

Fourth Quarter Fiscal 2011 Results

Fourth quarter fiscal 2011 revenues were $61.2 million, a decrease of $2.4 million from the fourth quarter of the prior fiscal year. Revenues from commercial customers decreased by $8.0 million, while revenues from defense customers increased by $5.6 million as compared with the prior year’s fourth quarter.

GAAP income from continuing operations for the fourth quarter of fiscal 2011 was $4.3 million, or $0.14 per diluted share, including the effect of the Company’s recent follow-on stock offering, compared to $18.0 million, or $0.77 per diluted share, for the prior year’s fourth quarter. Fourth quarter fiscal 2010 GAAP EPS included approximately $0.36 per diluted share for the partial reversal of the valuation allowance against deferred tax assets and the final determination of the approximately 5% effective tax rate benefit for the year.

Fourth quarter fiscal 2011 GAAP income from continuing operations includes approximately $2.3 million in tax expense, $1.7 million in depreciation expense, $1.4 million in stock-based

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Mercury Reports Fourth Quarter and Fiscal Year 2011 Results, Page 2

compensation costs, $0.7 million in amortization of acquired intangible assets, ($0.4) million in fair value adjustments from purchase accounting, and $0.2 million in charges for impairment of long-lived assets. Fourth quarter fiscal 2011 adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $10.1 million, compared to $12.4 million for the prior year’s fourth quarter.

Cash flows from operating activities were a net inflow of $8.6 million in the fourth quarter of fiscal 2011, compared to a net inflow of $3.4 million in the fourth quarter of fiscal 2010. Free cash flow, defined as cash flow from operating activities less capital expenditures for property and equipment, in the fourth quarter of fiscal 2011 was a net inflow of $5.1 million, compared to a net inflow of $1.0 million in the fourth quarter of fiscal 2010. Cash and cash equivalents as of June 30, 2011 were $162.9 million, an increase of $6.5 million from March 31, 2011.

Full Year Fiscal 2011 Results

For fiscal 2011, revenues were $228.7 million, a $28.9 million, or 14%, increase from fiscal 2010. Revenues from defense customers increased by $21.6 million, or 14%, over the prior year and revenues from commercial customers increased by $7.3 million, or 17%, over the prior year.

Fiscal 2011 GAAP income from continuing operations of $18.5 million includes approximately $8.1 million in tax expense, $6.4 million in depreciation expense, $5.6 million in stock-based compensation costs, $2.0 million in amortization of acquired intangible assets, $0.4 million in acquisition costs and other related expenses, ($0.2) million in fair value adjustments from purchase accounting, and $0.2 million in charges for impairment of long-lived assets. Excluding the impact of these items, fiscal 2011 adjusted EBITDA was $40.9 million, compared to $29.9 million for the prior year.

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Mercury Reports Fourth Quarter and Fiscal Year 2011 Results, Page 3

Management Comments

“The fourth quarter was a strong finish to an excellent fiscal year for Mercury in a challenging defense environment,” said Mark Aslett, President and CEO, Mercury Computer Systems. “For the quarter, total revenue, gross margin, GAAP earnings per share, and adjusted EBITDA, all exceeded the high end of our guidance range. Operating cash flow more than doubled year-over-year. For the full-year fiscal 2011, total revenue increased 14% from fiscal 2010, driven by the highest defense revenues in the company’s history, operating income rose 44% and adjusted EBITDA grew 37%.”

“During the fourth quarter we also made substantial progress in rebuilding our backlog in defense, as our defense bookings increased 115% year-over-year and 81% sequentially,” Aslett said. “In just the past month of July – the first in our new fiscal year – we also booked three major deals totaling $40 million that were previously delayed by the government’s continuing resolution and late approval of the defense budget in our 2011 fiscal year. Total defense revenue for the fourth quarter, including ACS and Mercury Federal, was $53.5 million– up 12% year-over-year.”

“Mercury’s continued growth in defense, despite the challenging industry environment, demonstrates the success of our strategy to focus on specific areas in the defense marketplace – namely, ISR, electronic warfare and missile defense – that we believe will see robust funding and growth going forward,” Aslett said. “In addition, we have developed a business model that aligns well with defense procurement reform. We have positioned Mercury as the premier commercial outsourcing partner to the defense prime contractors as they seek the rapid development of more open and affordable ISR subsystem solutions.”

Backlog

Mercury’s total backlog at June 30, 2011 was $86.9 million, a $1.3 million sequential increase from March 31, 2011, and a $17.7 million decrease from June 30, 2010. Of the June 30, 2011 total backlog, $70.6 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at June 30, 2011 was $81.5 million, a $9.6 million sequential increase from

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March 31, 2011, and a $4.7 million increase from June 30, 2010. The book-to-bill ratio was 1.02-to-1 for the fourth quarter of fiscal 2011 compared to 0.81-to-1 for the fourth quarter of fiscal 2010 and 0.67-to-1 for the third quarter of fiscal 2011.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the fourth quarter of fiscal 2011 from ACS were $60.4 million, representing a decrease of $2.2 million from the fourth quarter of fiscal 2010, as a result of a decrease of $8.1 million in commercial and an increase of $5.9 million in defense. Approximately 87% of ACS revenues for the fourth quarter of fiscal 2011 related to defense business, as compared to approximately 75% in the fourth quarter of fiscal 2010. Revenues in fiscal 2011 for ACS were $223.7 million as compared with $193.7 million in fiscal 2010.

Mercury Federal Systems (MFS) — Revenues for the fourth quarter of fiscal 2011 from MFS were $2.6 million, representing an increase of $0.3 million from the fourth quarter of fiscal 2010. Revenues in fiscal 2011 for MFS were $11.5 million as compared with $11.1 million in fiscal 2010.

The revenues by operating segment do not include adjustments to eliminate inter-company revenues included in those operating segments of $1.8 million in the fourth quarter of fiscal 2011 and $6.4 million for the full year fiscal 2011.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

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Mercury Reports Fourth Quarter and Fiscal Year 2011 Results, Page 5

Consistent with the forecast we provided last quarter, for the whole of fiscal 2012 we currently expect a roughly high single-digit to low double-digit overall organic revenue growth rate, year-over-year. We currently expect our fiscal 2012 operating margin to be roughly in line with the low end of our current target business model range of 12% to 13% and our adjusted EBITDA as a percentage of revenue to come in roughly in line with the model’s high end of 18%. Due to the impact of the new shares issued in fiscal 2011, we currently expect EPS for fiscal 2012 to be approximately flat, year-over-year.

For the first quarter of fiscal 2012, revenues are expected to be in the range of approximately $54 million to $56 million. At this range, GAAP income from continuing operations per diluted share is expected to be in the range of $0.10 to $0.12.

Adjusted EBITDA for the first quarter of fiscal 2012 is expected to be in the range of $9.0 million to $10.0 million.

Recent Highlights

April – Mercury Computer Systems announced it joined the EDGE Innovation Network, an open-environment initiative where industry and academia collaborate, with government input, to enhance the delivery cycle of new technologies and innovative capabilities to warfighters.

April – Mercury announced that it was selected to provide a SWaP-optimized hyperspectral image processing and storage subsystem for multi-INT wide area surveillance equipment used on unmanned aerial vehicles (UAVs). Mercury’s customer will use the subsystem to locate individual adversaries and enemy tactical communications. The design integrates two configurations of Mercury’s PowerBlock® 15 Ultra-Compact Embedded Computers and uniquely combines the processing speed of Intel® Core™ i7 with FPGA capabilities for a real-time sensor interface in an ultra-small form factor.

April – Mercury announced a strategic agreement with CommAgility, enabling Mercury to leverage market-leading technology to develop best-in-class application-ready subsystems for commercial and military communications, and wireless infrastructure systems. This agreement allows Mercury

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to incorporate CommAgility and jointly-developed products into its existing platforms and to quickly generate new solutions that exploit the latest Texas Instruments’ (TI) Digital Signal Processing (DSP) technology, providing customers with a competitive advantage as they address a range of communications challenges including the progression from Long Term Evolution (LTE) to the LTE Advanced standard.

April – Mercury announced that Dr. Donald M. Kerr, fourth Director of Los Alamos National Laboratory, was elected to the Board of Directors of Mercury Federal Systems, Inc. (MFS), a wholly-owned subsidiary of Mercury Computer Systems, Inc.

May – Mercury announced that it will provide a leading prime contractor with Ensemble™ and Echotek® Series products for use in a high-speed satellite communications system tasked with transferring more ISR data from UAVs to ground forces. Mercury’s proven ability to deliver high-processing in an open architecture and scalable small form factor will prove essential in meeting superior SWaP requirements for this mobile application.

May – Mercury announced new 3U and 6U OpenVPX™ modules in support of customers developing Electronic Warfare/Signals Intelligence (EW/SIGINT) applications. The new modules combine multiple technologies used in systems to detect, deceive and defeat electronic transmissions from opposing forces in missions ranging from radar targeting suppression to counter-IED.

May – Mercury announced it was named to the Boston Globe’s “Globe 100,” a list of top performing public companies in Massachusetts. The ranking reflects the Company’s business resurgence and leadership in delivering application-ready subsystems for the defense and commercial markets.

May – Mercury announced greatly improved radar subsystem performance through two new innovations: a general purpose Graphics Processing Unit (GPGPU) product based on the NVIDIA® “Fermi” architecture, and a 10 Gigabit Ethernet (10GE) standards-based real time sensor interface module.

June – Mercury announced that it is delivering integrated Application Ready Subsystems™ (ARS™) and system integration services to BAE Systems Mission Systems for its Advanced Radar Target

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Indication Situational Awareness and Navigation (ARTISAN) 3D Naval Radar Program. Mercury’s solutions will maximize interoperability and preserve BAE Systems software investment, while meeting their rapid time-to-deployment requirements for critical radar programs.

June – Mercury announced a multi-year contract award from a global provider of products, services and solutions for military defense. Mercury will provide embedded computing products and integration services that will enable radar and signal processing for high altitude aircraft detection systems used on commercial aircraft. These systems, with ranges spanning hundreds of miles, will provide intelligence for a variety of applications including homeland security and border patrol.

August – Mercury announced that Former Vice Chairman of the Joint Chiefs of Staff Admiral Edmund P. Giambastiani, Jr. was elected to the Board of Directors of Mercury Federal Systems, Inc. (MFS), a wholly-owned subsidiary of Mercury Computer Systems, Inc.

Conference Call Information

Mercury will host a conference call on Tuesday, August 2, 2011, at 5:00 p.m. EDT to discuss the fourth quarter and fiscal year 2011 results and review its financial and business outlook going forward.

To listen to the conference call, dial (866) 293-8970 in the U.S.A. and Canada, and (913) 312-1410 in all other countries. The conference code number is 7365201. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 9:00 p.m. EDT on Tuesday, August 2, 2011, through 9:00 p.m. EDT on Sunday, August 14, 2011. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 7365201. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

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Mercury Reports Fourth Quarter and Fiscal Year 2011 Results, Page 8

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors more completely understand its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of commercially developed, open, application-ready, multi-INT subsystems for the ISR market. With over 30 years’ experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team leads the industry in partnering with defense and commercial customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2011 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “should,” “could,” “plan,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “likely,” “probable,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause

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actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Ensemble, POET, Application Ready Subsystems and ARS are trademarks; and Challenges Drive Innovation, Echotek, and RACE++ are registered trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$162,875	$56,241
Marketable securities and related receivables	—	18,025
Accounts receivable, net	44,786	36,726
Unbilled receivables	1,059	6,938
Inventory	18,540	17,622
Deferred tax assets	7,678	5,393
Prepaid income taxes	1,075	2,546
Prepaid expenses and other current assets	4,171	2,363

Total current assets	240,184	145,854

Restricted cash	3,000	3,000
Property and equipment, net	14,520	10,298
Goodwill	79,558	57,653
Acquired intangible assets, net	16,702	1,141
Deferred tax assets, net	—	5,419
Other non-current assets	1,598	973

Total assets	$355,562	$224,338

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,972	$10,533
Accrued expenses	5,607	5,078
Accrued compensation	16,288	10,723
Income taxes payable	201	220
Deferred revenues and customer advances	6,138	8,051

Total current liabilities	36,206	34,605

Deferred gain on sale-leaseback	5,556	6,713
Deferred tax liabilities, net	3,877	—
Income taxes payable	1,777	1,836
Other non-current liabilities	6,710	2,072

Total liabilities	54,126	45,226

Shareholders’ equity:
Common stock	291	229
Additional paid-in capital	213,777	110,270
Retained earnings	86,113	67,671
Accumulated other comprehensive income	1,255	942

Total shareholders’ equity	301,436	179,112

Total liabilities and shareholders’ equity	$355,562	$224,338

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Net revenues	$61,234	$63,638	$228,710	$199,830
Cost of revenues (1)	26,517	29,076	98,811	87,298

Gross margin	34,717	34,562	129,899	112,532
Operating expenses:
Selling, general and administrative (1)	15,215	14,152	57,868	51,519
Research and development (1)	12,439	10,822	44,500	41,548
Impairment of long-lived assets	150	—	150	211
Amortization of acquired intangible assets	685	408	1,984	1,710
Restructuring	—	(12)	—	231
Acquisition costs and other related expenses	5	—	412	—

Total operating expenses	28,494	25,370	104,914	95,219

Income from operations	6,223	9,192	24,985	17,313
Interest income	15	95	34	532
Interest expense	(11)	(64)	(79)	(381)
Other income, net	317	429	1,627	1,228

Income from continuing operations before income taxes	6,544	9,652	26,567	18,692
Income tax expense (benefit)	2,280	(8,378)	8,060	(9,377)

Income from continuing operations	4,264	18,030	18,507	28,069
Income (loss) from discontinued operations, net of tax	—	623	(52)	215
(Loss) gain on sale of discontinued operations, net of tax	(13)	—	(13)	74

Net income	$4,251	$18,653	$18,442	$28,358

Basic net earnings per share:
Continuing operations	$0.15	$0.79	$0.73	$1.25
Income (loss) from discontinued operations	—	0.03	—	0.01
(Loss) gain on sale of discontinued operations	—	—	—	—

Net income	$0.15	$0.82	$0.73	$1.26

Diluted net earnings (loss) per share:
Continuing operations	$0.14	$0.77	$0.71	$1.22
Income (loss) from discontinued operations	—	0.03	(0.01)	0.01
(Loss) gain on sale of discontinued operations	—	—	—	—

Net income	$0.14	$0.80	$0.70	$1.23

Weighted average shares outstanding:
Basic	28,971	22,708	25,322	22,559

Diluted	30,105	23,268	26,209	23,008

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$93	$85	$263	$251
Selling, general and administrative	$1,019	$740	$4,609	$3,145
Research and development	$246	$223	$708	$620

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$4,251	$18,653	$18,442	$28,358
Depreciation and amortization	2,409	1,765	8,348	6,857
Other non-cash items, net	1,976	(9,529)	5,788	(8,273)
Changes in operating assets and liabilities	(7)	(7,476)	(1,104)	(11,234)

Net cash provided by operating activities	8,629	3,413	31,474	15,708
Net cash (used in) provided by investing activities	(3,489)	17,376	(22,683)	23,615
Net cash provided by (used in) financing activities	1,343	(23,694)	97,800	(30,594)
Effect of exchange rate changes on cash and cash equivalents	(29)	322	43	562

Net increase (decrease) in cash and cash equivalents	6,454	(2,583)	106,634	9,291
Cash and cash equivalents at beginning of period	156,421	58,824	56,241	46,950

Cash and cash equivalents at end of period	$162,875	$56,241	$162,875	$56,241

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of FASB ASC 718, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Income from continuing operations	$4,264	$18,030	$18,507	$28,069
Interest expense (income), net	(4)	(31)	45	(151)
Income tax expense (benefit)	2,280	(8,378)	8,060	(9,377)
Depreciation	1,724	1,357	6,364	5,147
Amortization of acquired intangible assets	685	408	1,984	1,710
Restructuring	—	(12)	—	231
Impairment of long-lived assets	150	—	150	211
Acquisition costs and other related expenses	5	—	412	—
Fair value adjustments from purchase accounting	(367)	—	(219)	—
Stock-based compensation expense	1,358	1,048	5,580	4,016

Adjusted EBITDA	$10,095	$12,422	$40,883	$29,856

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operations	$8,629	$3,413	$31,474	$15,708
Capital expenditures for property and equipment	(3,489)	(2,386)	(8,825)	(7,334)

Free cash flow	$5,140	$1,027	$22,649	$8,374

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending September 30, 2011

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation—Income from continuing operations per diluted share (1)	$0.10	$0.12

GAAP expectation—Income from continuing operations	$2,890	$3,574
Adjust for:
Interest expense, net	(3)	(3)
Income tax expense	1,436	1,778
Depreciation	1,943	1,943
Amortization of acquired intangible assets	757	757
Restructuring	—	—
Impairment of long-lived assets	—	—
Acquisition costs and other related expenses	—	—
Fair value adjustments from purchase accounting	(84)	(84)
Stock-based compensation expense	2,037	2,037

Adjusted EBITDA expectation	$8,976	$10,002

(1)	Assumes weighted shares outstanding on a diluted basis of 30,400.